EXHIBIT 11


                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

-------------------------------------------------------------------------------------------------------------------------

                                                                              1998                1997               1996

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
BASIC:

Earnings:

    Net income (loss)                                                    $ (218,325)         $ (230,606)          $ 45,765
                                                                      =================   =================    ===============
    Net income (loss) applicable to basic earnings
       per share calculation                                             $ (218,325)         $ (230,606)          $ 45,765
                                                                      =================   =================    ===============

Weighted average number of shares outstanding                               213,354             210,537            210,027
                                                                      =================   =================    ===============

Net income (loss) per share - basic                                      $    (1.02)         $    (1.10)          $   0.22
                                                                      =================   =================    ===============

DILUTED:

Earnings:
    Net income (loss)                                                    $ (218,325)         $ (230,606)          $ 45,765
    Add:
       Interest relating to 5.5% convertible
          subordinated notes, net of tax                                      8,250               6,517              6,517
       Amortization of issuance costs relating  to 5.5%
          convertible subordinated notes, net of tax                            561                 443                443
                                                                      -----------------   -----------------    ---------------
       Net income (loss) applicable to diluted
          earnings per share calculation                                 $ (209,514)         $ (223,646)          $ 52,725
                                                                      =================   =================    ===============

Weighted average number of shares outstanding:
    Common shares                                                           213,354             210,537            210,027
    Additional average shares outstanding assuming:
       Conversion of 5.5% convertible subordinated notes                      6,505               6,505              6,505
                                                                      -----------------   -----------------    ---------------

                                                                            219,859             217,042            216,532
                                                                      =================   =================    ===============

Net income (loss) per share - diluted (a)                                $    (0.95)         $    (1.03)          $   0.24
                                                                      =================   =================    ===============



(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produced an anti-dilutive result.
